As filed with the Securities and Exchange Commission on September 10, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Staples, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2896127
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)

500 Staples Drive, Framingham, Massachusetts	01702
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2004 Stock Incentive Plan, as amended

(Full title of the plan)

John J. Mahoney

Vice Chairman and Chief Financial Officer

Staples, Inc.

500 Staples Drive

Framingham, Massachusetts 01702

(Name and address of agent for service)

(508) 253-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Staples Common Stock, $0.0006 par value per share	15,100,000	$24.56(2)	$370,856,000(2)	$14,575

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on September 4, 2008.

This Registration Statement registers additional securities of the same class as other securities for which Registration Nos. 333-116644 filed on June 18, 2004 and 333-128449 filed on September 20, 2005 (collectively, the “Existing Registration Statements”) relating to the Registrant’s Amended and Restated 2004 Stock Incentive Plan are effective.

STATEMENT OF INCORPORATION BY REFERENCE

Except as otherwise set forth below, this registration statement incorporates by reference the contents of the Existing Registration Statements.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement.  Certain of the attorneys at WilmerHale own shares of Staples’ common stock.

Item 6. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no provision of Staples’ certificate of incorporation, or any contract, arrangement or statute under which any director or officer of Staples is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is, or is threatened to be, made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Staples’ restated certificate of incorporation provides that Staples shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Staples’ restated certificate of incorporation also provides that no director shall be liable to

Staples or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Staples or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

Staples’ amended and restated by-laws contain provisions to the effect that each director and officer of Staples shall be indemnified by Staples against liabilities and expenses in connection with any legal proceedings to which he is or may be made a party or with which he may become involved or threatened by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan). The provisions include indemnification with respect to matters covered by a settlement. Any such indemnification shall be made only if any of the following determine that indemnification is proper in the circumstances because the person seeking indemnification has met the applicable standards of conduct:

• by the board of directors by a majority vote of a quorum consisting of disinterested directors;

• if a quorum consisting of disinterested directors is not obtainable, by a majority of a committee of two or more disinterested directors;

• by majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, consisting of stockholders who are not at that time parties to the action, suit or proceeding in question;

• by independent legal action; or

• by a court of competent jurisdiction.

It must be determined that the person seeking indemnification acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of Staples, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful; except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Staples unless and only to the extent that the adjudicating court determines despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the adjudicating court deems proper.

Staples’ amended and restated bylaws further provide that to the extent that a person has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which such person is entitled to be indemnified or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith.

Staples maintains directors and officers liability insurance for the benefit of its directors and certain officers.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Framingham, Massachusetts, on September 10, 2008.

STAPLES, INC.

By:	/s/ Ronald L. Sargent
Ronald L. Sargent
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Staples, Inc., hereby severally constitute and appoint Ronald L. Sargent, John J. Mahoney, Kristin A. Campbell and Mark G. Borden, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Staples, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald L. Sargent	Chairman and Chief Executive Officer	September 10, 2008
Ronald L. Sargent	(Principal executive
officer)

/s/ John J. Mahoney	Vice Chairman and Chief Financial	September 10, 2008
John J. Mahoney	Officer (Principal
financial officer)

/s/ Christine T. Komola	Senior Vice President and Corporate	September 10, 2008
Christine T. Komola	Controller (Principal accounting officer)

/s/ Basil L. Anderson	Director	September 10, 2008
Basil L. Anderson

/s/ Arthur M. Blank	Director	September 10, 2008
Arthur M. Blank

/s/ Mary Elizabeth Burton	Director	September 10, 2008
Mary Elizabeth Burton

/s/ Justin King	Director	September 10, 2008
Justin King

/s/ Carol Meyrowitz	Director	September 10, 2008
Carol Meyrowitz

/s/ Rowland T. Moriarty	Director	September 10, 2008
Rowland T. Moriarty

/s/ Robert C. Nakasone	Director	September 10, 2008
Robert C. Nakasone

/s/ Elizabeth A. Smith	Director	September 10, 2008
Elizabeth A. Smith

/s/ Robert E. Sulentic	Director	September 10, 2008
Robert E. Sulentic

/s/ Martin Trust	Director	September 10, 2008
Martin Trust

/s/ Vijay Vishwanath	Director	September 10, 2008
Vijay Vishwanath

/s/ Paul F. Walsh	Director	September 10, 2008
Paul F. Walsh

EXHIBIT INDEX

Number	Description

4.1(1)	Second Restated Certificate of Incorporation of the Registrant, as amended.

4.2(2)	Amended and Restated By-Laws of the Registrant, as amended.

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant.

10(3)	Amended and Restated 2004 Stock Incentive Plan, as amended.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of PricewaterhouseCoopers Accountants N.V.

24	Power of attorney (included on the signature pages of this registration statement).

(1)           Previously filed as Exhibit 3.1 with the Securities and Exchange Commission as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q, filed September 3, 2008 (File No. 000-17586).

(2)           Previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended August 4, 2007 (File No. 000-17586).

(3)           Previously filed with the Securities and Exchange Commission as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008. (File No. 000-17586).